Exhibit 5.1

February 14, 2024

Vital Energy, Inc.
521 E. Second Street
Suite 1000
Tulsa, Oklahoma 74120

Re:	Vital Energy, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Vital Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 1,858,962 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the selling stockholders identified in the Registration Statement, consisting of (i) 878,690 issued and outstanding shares of Common Stock (the “Outstanding Shares”) and (ii) 980,272 shares of Common Stock to be issued upon conversion of 980,272 shares of the Company’s 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (such shares of Common Stock, the “Conversion Shares”). The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and any supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed the existence and entity power of each party to any document referred to herein other than the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete. We have also assumed that (i)(A) upon sale and delivery of any Shares (including any Conversion Shares) and (B) upon issuance of any Conversion Shares upon conversion of the shares of Preferred Stock, (x) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the common stock of the Company or (y) if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) at the time of each issuance of Conversion Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or committed for issuance, (iii) the conversion price per share at which the Preferred Stock may be converted into Common Stock pursuant to the Company’s certificate of incorporation is not less than the par value of the Shares issuable upon conversion thereof and (iv) the shares of Preferred Stock have been duly authorized and validly issued.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; and (ii) when the Conversion Shares are issued and delivered upon conversion of the shares of Preferred Stock in accordance with, and subject to, the terms of the Company’s certificate of incorporation (as amended through the date hereof), the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A)	We have assumed that the Conversion Shares will be issued and sold in the manner stated in the Registration Statement and in accordance with the terms of the certificate of incorporation of the Company (as amended through the date hereof).

(B)	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

(C)	This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP